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                                                                       EXHIBIT 5



                                             May 14, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     I am General Counsel of IKON Office Solutions, Inc. and have acted as counsel to IKON Capital, Inc. ("IKON Capital") in connection with IKON Capital's registration statement under the Securities Act of 1933, as amended, on Form S-3 of its debt securities (the "Debt Securities") to be issued in one or more series from time to time under an indenture (as it may be supplemented or amended from time to time, the "Indenture"), between IKON Capital and The Chase Manhattan Bank, as Trustee. In such connection, I have reviewed such documents and made such investigation as I have deemed necessary under the circumstances to render the following opinion.

     Based upon such review and investigation, it is my opinion that the Debt Securities, when duly authorized by all necessary corporate action, and when issued in accordance with the Indenture, will constitute valid and legally binding obligations of IKON Capital, enforceable in accordance with their terms, subject to the laws concerning bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     I hereby consent to the filing of this opinion as an exhibit to the registration statement filed by IKON Capital to effect such registration and the reference to me therein under the heading "Validity of Debt Securities".

                                    Sincerely,


                                    /s/William F. Drake, Jr.
                                    William F. Drake, Jr.

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